EXHIBIT 21.1

SUBSIDIARIES OF BODY AND MIND INC.

The following is a list of all the subsidiaries of the Company and the corresponding state or jurisdiction of incorporation or organization of each. All subsidiaries of the Company are directly or indirectly owned by the Company.

Name of Subsidiary	Place of Incorporation/Formation	Ownership Interest
DEP Nevada Inc.(1)	Nevada, USA	100%
Nevada Medical Group, LLC(2)	Nevada, USA	100%
NMG Retail, LLC(3)	Nevada, USA	75%
NMG Long Beach, LLC(4)	California, USA	100%
NMG Cathedral City, LLC(5)	California, USA	100%
NMG Chula Vista, LLC(6)	California, USA	51%
NMG San Diego, LLC(7)	California, USA	60%

Notes:

(1)      DEP Nevada Inc. is a wholly-owned subsidiary of Body and Mind Inc.

(2)      Nevada Medical Group, LLC is a wholly-owned subsidiary of DEP Nevada Inc.

(3)      NMG Retail, LLC is a 75% owned subsidiary of DEP Nevada Inc., 14.5% and 10% are owned by companies controlled by our directors, Mr. Hasman and Mr. Hooks, respectively.

(4)      NMG Long Beach, LLC is a wholly-owned subsidiary of Nevada Medical Group, LLC.

(5)      NMG Cathedral City, LLC is a wholly-owned subsidiary of Nevada Medical Group, LLC.

(6)      NMG Chula Vista, LLC is a 51% owned subsidiary of Nevada Medical Group, LLC.

(7)      NMG San Diego, LLC is a 60% owned subsidiary of Nevada Medical Group, LLC.